                                  Exhibit 12.1

   Statement of Computation of Earnings to Fixed Charges and Preferred Stock Dividend Requirements for the nine month periods ended September 30, 1997 and September 30, 1996


                                                        For the nine months ended
                                           September 30, 1997              September 30, 1996
                                           ------------------              ------------------
Net income                                       $21,666                      $ 7,050
Interest expense                                  22,395                       24,054
                                                 -------                      -------
Earnings before interest                          44,061                       31,104

Interest expense                                  22,395                       24,054
Preferred dividends                                9,285                        2,625
                                                 -------                      -------
Fixed charges                                     31,680                       26,679

Earnings to fixed charges and preferred
 stock dividend requirements                        1.39                         1.17
                                                 =======                      =======